Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441


Pricing Supplement No. 49 dated September 6, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-109

                   5.20% Callable Notes due September 15, 2015

The description in this pricing supplement of the particular terms of the 5.20% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:      $15,377,000.00       Interest Rate:  5.20%

Price to Public:       100%                 Issuance Date:  September 9, 2005

Net Proceeds to Trust: $15,146,345.00       Stated Maturity Date:
                                              September 15, 2015

Agent's Discount:      1.50%                Initial Interest Payment Date:
                                              March 15, 2006

CUSIP Number:          41659FFC3            Interest Payment Frequency:
                                              Semi-Annually

Day Count Convention: 30/360                Regular Record Dates: 15 days prior
                                            to any Interest Payment Date.
Optional Redemption: Yes [X] No [ ]         The Survivor's Option [X] is [ ] is
Optional Redemption Date:                   not available
  September 15, 2007                          Annual Put Limitation: $1 million
  or any Interest Payment Date thereafter.      or 1%
  Initial Redemption Percentage: 100%         Individual Put Limitation:
  Annual Percentage Reduction: N/A              $250,000
  Redemption may be: [X] In whole only.       Trust Put Limitation: N/A
                     [ ] In whole or
                         in part.           Authorized Denominations: $1,000
                                              integral amounts.

Securities Exchange Listing:   None.        Special Tax Considerations: None.

Other Provisions Relating to the Notes:
None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement: FA-405109                Interest Rate:    5.20%

Contract Payment:  $15,377,015.00           Effective Date:   September 9, 2005

Deposit Amount :   $15,146,360.00           Stated Maturity Date: September 15,
(if different from Contract Payment)          2015
Day Count Convention: 30/360                Initial Interest Payment Date: March
                                              15, 2006
Special Tax Considerations: None.           Interest Payment Frequency:
                                              Semi-Annually
Optional Redemption: Yes [X] No [ ]         Survivor Option:  Under the Funding
Optional Redemption Date: September 15, 2007  Agreement, Hartford Life Insurance
  or any Interest Payment Date thereafter.    Company [X] is [ ] is not
  Initial Redemption Percentage:   100%       required to provide the Trust
  Annual Percentage Reduction:    N/A         with amounts it needs to honor
  Redemption may be:  [X] In whole only.      valid exercises of the Survivor's
                      [ ] In whole or         Option.
                          in part.
                                            Other Provisions Relating to the
                                              Funding Agreement: None.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of September 9, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of September 9, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA